Exhibit 23.1

KPMG LLP

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Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 22, 2021 with respect to the consolidated balance sheets of Acasti Pharma Inc. as of March 31, 2021 and 2020, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years ended March 31, 2021 and 2020, and the related notes, of Acasti Pharma Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Montréal, Canada

July 13, 2021

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